UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010

BofI HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Definitive Material Agreement

On March 30, 2010, BofI Holding, Inc. (the “Company”) entered into an underwriting agreement (the Underwriting Agreement”) with B. Riley & Co., LLC, (the “Underwriter”) as sole underwriter for the offer and sale in a firm commitment underwritten public offering of 1,066,327 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price to the public of $13.00 per share ($12.45 per share, net of underwriting discounts) (the “Offering”). The Offering is expected to close on April 5, 2010, subject to the satisfaction of customary closing conditions. Pursuant to the Underwriting Agreement, the Company granted to the Underwriter a 30-day option to purchase up to an additional 159,949 shares of the Company’s Common Stock to cover over-allotments, if any, at the same price.

The Offering is being made pursuant to a prospectus supplement dated April 1, 2010 and an accompanying prospectus dated January 6, 2010 pursuant to the Company’s existing effective shelf registration statement on Form S-3 (File No. 333-163339), which was filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2009 and declared effective by the Commission on January 7, 2010.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

In the Underwriting Agreement, the Company agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payment the Underwriter may be required to make because of any of those liabilities.

On April 1, 2010, the Underwriter gave notice to the Company that it was exercising its over-allotment option to purchase an additional 159,949 shares of the Company’s Common Stock.

The net proceeds to the Company from the Offering, after underwriting discounts and estimated transaction expenses, are anticipated to be approximately $15.2 million. The Company intends to use the net proceeds of the offering for general corporate purposes.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and incorporated herein by reference. The Underwriting Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of Keesal, Young & Logan relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 8.01	Other Events.

The Company is filing certain information relating to Item 14 — “Other Expenses of Issuance and Distribution” of the Registration Statement on Form S-3 (File No. 333-163339) (the “Registration Statement”) as part of this Current Report on Form 8-K that is to be incorporated by reference into the Registration Statement. Such information is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

1.1	Underwriting Agreement, dated March 30, 2010, by and between B. Riley & Co., LLC and BofI Holding, Inc.

5.1	Opinion of Keesal, Young & Logan

99.1	Information Relating to Item 14 — Other Expenses of Issuance and Distribution

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date: April 5, 2010	By:	/s/ Gregory Garrabrants
Gregory Garrabrants
President and Chief Executive Officer